EXHIBIT 99.1

BJ's Restaurants Opens in Southlake, Texas

HUNTINGTON BEACH, Calif., June 2, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced the opening of its newest restaurant in Southlake, Texas, on Monday, June 1, 2015. The new BJ's Restaurant & Brewhouse® is located in the city of Southlake at the intersection of Southlake Boulevard and South Kimball Avenue. The restaurant is approximately 7,400 square feet, seats approximately 225 guests and features BJ's extensive menu, including BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert. BJ's unique, contemporary décor provides the perfect environment for all dining occasions. Quality, flavor, value, moderate prices and sincere service define BJ's pursuit of amazing for one and all. Hours of operation are from 11:00 a.m. to 12:00 midnight Sunday through Thursday, and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

"We are excited to open our new BJ's restaurant in Southlake, Texas," commented Greg Trojan, President and CEO. "The new Southlake restaurant, which is part of the Dallas-Fort Worth trade area, is our 33rd restaurant in the state of Texas. To date, in 2015, we have opened four new restaurants and we remain on track to open at least 15 new restaurants this fiscal year. We currently anticipate opening three more restaurants before the end of June in Pittsburgh, Pennsylvania, Baltimore, Maryland and Columbus, Ohio."

BJ's Restaurants, Inc. currently owns and operates 160 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. The Company operates several microbrewery restaurants in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed craft beers. The Company's restaurants are located in the 19 states of Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT: For further information,
         please contact Greg Levin of BJ's Restaurants, Inc. at
         (714) 500-2400